Generac Reports Strong First Quarter 2012 Results

Significant organic revenue growth and Magnum Products acquisition drive substantial increase in earnings and cash flow - Outlook raised for full-year 2012

Company announces proposed special cash dividend to shareholders

WAUKESHA, WISCONSIN, May 8, 2012 – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of generators and other engine powered products, today reported financial results for its first quarter ended March 31, 2012.

Highlights

•	Net sales increased year-over-year by 137.6% to $294.6 million as compared to $124.0 million in the first quarter of 2011.
-	Residential product sales increased 153.1% compared to the first quarter of 2011.
-	Commercial & Industrial (C&I) product sales increased 137.0% compared to the prior year first quarter.
•	Net sales over the trailing four quarters were $962.6 million and on a pro-forma basis, when including the results for Magnum Products for the entire period, net sales were $1.038 billion.
•
Net income increased year-over-year to $30.1 million as compared to $4.8 million for the first quarter of 2011.  Adjusted net income increased to $66.1 million from $17.1 million in the first quarter of 2011.

•
Diluted net income per common share was $0.44 as compared to $0.07 per share in the first quarter of 2011.  Adjusted diluted net income per common share was $0.96 as compared to $0.25 per share in the first quarter of 2011.

•	Adjusted EBITDA increased to $75.8 million as compared to $27.5 million in the first quarter last year.
•
Cash flow from operations in the first quarter of 2012 was $38.6 million as compared to $12.7 million in the prior year quarter.  Free cash flow was $36.4 million as compared to $11.1 million in the first quarter of 2011.

•
For the trailing four quarters, net income was $349.9 million; adjusted EBITDA, pro-forma for Magnum Products was $245.9 million; cash flow from operations was $195.6 million; and free cash flow was $183.0 million, which represents 93% of the adjusted net income reported during that time period.

“Our first quarter results demonstrate the significant earnings power and strong free cash flow generation of Generac’s business model.  With the hard work of our employees and our flexible operations, we were able to quickly meet the increased demand for our products following the major outage events that took place in the second half of 2011,” said Aaron Jagdfeld, President and Chief Executive Officer.  “Shipments of home standby generators were again robust during the first quarter, and we continue to gain share in portable generators, further solidifying our leadership position in these markets.  Additionally, the Magnum acquisition outperformed our expectations again this quarter as demand for mobile equipment remained strong in the rental markets.  The significant growth that we delivered in the first quarter was a result of solid execution and further illustrates the powerful fundamentals that drive our business.”

Additional Highlights

Residential product sales for the first quarter of 2012 increased 153.1% to $175.1 million from $69.2 million for the comparable period in 2011.  The substantial growth was primarily driven by strong demand for home standby generators resulting from the increased awareness following multiple major outage events in 2011, as well as improved lead times for these products due to increased production levels during the quarter.  Also contributing to the revenue growth were the continued expansion of the Company’s distribution network, strong double-digit growth in portable generator shipments and increased revenue from the power washer product line, which was introduced in the first quarter of 2011.

C&I product sales for the first quarter of 2012 increased 137.0% to $105.0 million from $44.3 million for the comparable period in 2011.  The increase in net sales was primarily driven by the Magnum Products acquisition and increased shipments into the telecom, healthcare and data center markets.  Additionally, our position as the largest producer of natural gas generators in North America has allowed us to benefit from the continuing shift in the market towards these products.  C&I net sales during the first quarter also benefitted from the resolution of backlog related to a short-term gap in the supply of certain components sourced overseas.

Gross profit margin for the first quarter of 2012 was 37.7% compared to 36.8% in the fourth quarter of 2011 and 38.1% in the first quarter of 2011.  The mix impact from the addition of Magnum Products sales reduced total company gross margins during the first quarter of 2012 as compared to the first quarter of last year.  This decline in gross margin was partially offset by a higher mix of home standby generators and lower mix of portable generators.  In addition, the positive impact from price increases and improved overhead absorption was largely offset by higher commodity costs relative to the prior year.

Operating expenses for the first quarter of 2012 increased by $15.5 million or 43.0% as compared to the first quarter of 2011.  These additional expenses were driven primarily by increased variable operating expenses on the substantial increase in organic sales, operating expenses associated with Magnum, increased sales, engineering and administrative infrastructure to support the strategic growth initiatives and higher baseline sales levels of the Company, and increased incentive compensation expenses as a result of the Company’s financial performance during the quarter.

Free cash flow was $36.4 million in the first quarter of 2012 as compared to $11.1 million in the same period last year.  Strong operating earnings were partially offset by increased working capital investment driven by the replenishment of inventory levels to support higher production rates and seasonal build requirements.

Outlook

Primarily as a result of an increased full-year outlook for residential sales, the Company is revising upward its guidance for full-year 2012.  Full-year 2012 total net sales are now expected to increase towards the high end of its previously disclosed mid-to-high teens rate as compared to 2011.  Specifically for the second quarter of 2012, net sales are forecasted to increase approximately 35-40% in comparison to the second quarter of 2011, which reflects the expectation of lead times for residential products returning to more normalized levels during the quarter.  This revised guidance continues to assume no material improvement in the macroeconomic environment and no comparable major outage events during the balance of 2012.

Despite the conservative macro assumptions included in our forecast, both residential and pro-forma C&I product sales during the second half of 2012 are expected to increase at a high-teens rate in comparison to the previous baseline level experienced in the second half of 2010, which is the most recent comparable period with no major outage events.

In accordance with our previously issued guidance, gross margins are expected to remain approximately flat during 2012 as compared to the prior year.  In addition, consolidated operating expenses as a percentage of net sales, excluding amortization of intangibles, are also expected to remain slightly higher as compared to 2011, as the Company continues to invest in its infrastructure to support strategic growth initiatives and an overall higher level of baseline sales.

As a result of this revised outlook, Adjusted EBITDA for the full-year 2012 is expected to increase in the mid-teens range compared to 2011, while second quarter 2012 Adjusted EBITDA is expected to increase in the mid-20% range over the comparable prior year period.

Proposed Special Cash Dividend to Shareholders

In addition to the upwardly revised outlook for full-year 2012, the Company is announcing its plan to execute a recapitalization in which it intends to incur, subject to market and other conditions, approximately $650 million of additional debt to fund in large part a special cash dividend of up to $10 per share on its outstanding common stock.  As part of this transaction, the Company expects to enter into new debt financing in the aggregate amount of approximately $1.2 billion, which is expected to be comprised of approximately $800 million of senior secured financing and the remainder in senior unsecured financing, the proceeds of which will be used to pay the special cash dividend and refinance the Company’s existing credit facilities.  In addition, the Company anticipates its current $150 million unfunded revolver will be replaced with a similar sized asset-backed revolver.  The declaration of the special cash dividend will not occur unless new debt financing is obtained under acceptable terms.  The Company expects its Board of Directors to declare and the Company to pay the special cash dividend before the end of the second quarter of 2012.

Mr. Jagdfeld continued, “Our ability to return significant capital to shareholders through a special cash dividend is directly attributable to our strong free cash flow and demonstrated track record of paying down debt.  We believe a special cash dividend is an effective way for our shareholders to realize the value of our cash flows.  We are confident this new capital structure will allow us to further invest in future organic growth initiatives and will provide the flexibility for potential acquisitions in the future.”

“As we execute on our Powering Ahead strategic plan, we are focused on growth initiatives that will continue to drive our baseline business higher while also building a company that is significantly more diverse with respect to the products we manufacture and the markets we serve,” concluded Mr. Jagdfeld.  “As we look further out, we continue to be excited about the long-term growth potential for Generac.  Given the macro growth drivers for our end markets and the potential for future recovery in residential investment and non-residential construction, we believe our growth prospects are very compelling.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EDT on Tuesday, May 8, 2012 to discuss highlights of this earnings release. The conference call can be accessed by dialing (866) 202-4367 (domestic) or +1 (617) 213-8845 (international) and entering passcode 98436460.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link and supporting materials, if any, will be made available on the Company’s website prior to the start of the call.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available approximately one hour after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 85931716. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of generators and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial and construction markets, Generac's power products are available through a broad network of independent dealers, retailers, wholesalers and equipment rental companies.  The Company markets and distributes its products primarily under its Generac and Magnum brand names.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency of major power outages;
•	availability, cost and quality of raw materials and key components used in producing Generac products;
•
the possibility that the expected synergies, efficiencies and cost savings of the acquisition of the Magnum Products business will not be realized, or will not be realized within the expected time period;

•	the risk that the Magnum Products business will not be integrated successfully;
•	the impact on our results of the substantial increases in our outstanding indebtedness and related interest expense that will occur if we complete our proposed dividend recapitalization;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	loss of key management and employees;
•	increase in product and other liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”).

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of Adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of February 9, 2012, which is substantially the same definition that was contained in the Company’s previous credit agreement.  To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of Adjusted EBITDA, taking into account certain charges and gains that were taken during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of Adjusted net income. Adjusted net income is defined as Net income before provision (benefit) for income taxes adjusted for the following items: cash income tax (expense) benefit, amortization of intangible assets, amortization of deferred loan costs related to the Company's debt, intangible impairment charges, certain transaction costs, and certain non-cash gains.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as Net cash provided by operating activities less Expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)

Net sales	$294,561	$123,981
Costs of goods sold	183,556	76,804
Gross profit	111,005	47,177

Operating expenses:
Selling and service	25,126	14,305
Research and development	5,055	3,885
General and administrative	9,106	6,117
Amortization of intangibles	12,225	11,727
Total operating expenses	51,512	36,034
Income from operations	59,493	11,143

Other (expense) income:
Interest expense	(5,674)	(6,001)
Investment income	19	36
Loss on extinguishment of debt	(4,309)	–
Other, net	(425)	(241)
Total other expense, net	(10,389)	(6,206)

Income before provision for income taxes	49,104	4,937
Provision for income taxes	19,044	93
Net income	$30,060	$4,844

Net income per common share - basic:	$0.45	$0.07
Weighted average common shares outstanding - basic:	67,200,480	67,107,560

Net income per common share - diluted:	$0.44	$0.07
Weighted average common shares outstanding - diluted:	68,637,927	67,344,349

Comprehensive income	$29,991	$5,399

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2012	2011
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$91,730	$93,126
Accounts receivable, less allowance for doubtful accounts	114,027	109,705
Inventories	200,129	162,124
Deferred income taxes	15,778	14,395
Prepaid expenses and other assets	4,260	3,915
Total current assets	425,924	383,265

Property and equipment, net	84,422	84,384

Customer lists, net	63,516	72,897
Patents, net	76,253	78,167
Other intangible assets, net	6,926	7,306
Deferred financing costs, net	10,139	3,459
Trade names	148,751	148,401
Goodwill	547,782	547,473
Deferred income taxes	207,784	227,363
Other assets	220	78
Total assets	$1,571,717	$1,552,793

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$91,097	$81,053
Accrued wages and employee benefits	11,700	14,439
Other accrued liabilities	50,381	47,024
Current portion of long-term debt	14,063	22,874
Total current liabilities	167,241	165,390

Long-term debt	559,588	575,000
Other long-term liabilities	44,115	43,514
Total liabilities	770,944	783,904

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 67,946,135 and 67,652,812 shares issued at March 31, 2012 and December 31, 2011, respectively	679	676
Additional paid-in capital	1,144,591	1,142,701
Excess purchase price over predecessor basis	(202,116)	(202,116)
Accumulated deficit	(126,955)	(157,015)
Accumulated other comprehensive loss	(15,426)	(15,357)
Total stockholders’ equity	800,773	768,889
Total liabilities and stockholders’ equity	$1,571,717	$1,552,793

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Operating activities
Net income	$30,060	$4,844
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,993	1,936
Amortization	12,225	11,727
Loss on extinguishment of debt	4,309	–
Amortization of deferred financing costs	506	502
Provision for losses on accounts receivable	79	29
Deferred income taxes	18,239	–
Loss on disposal of property and equipment	107	3
Share-based compensation expense	2,439	2,000
Net changes in operating assets and liabilities:
Accounts receivable	(3,255)	715
Inventories	(37,700)	(16,650)
Other assets	(530)	283
Accounts payable	9,663	10,403
Accrued wages and employee benefits	(2,739)	(303)
Other accrued liabilities	3,188	(2,818)
Net cash provided by operating activities	38,584	12,671

Investing activities
Proceeds from sale of property and equipment	–	3
Expenditures for property and equipment	(2,138)	(1,569)
Acquisition of business	(2,279)	–
Net cash used in investing activities	(4,417)	(1,566)

Financing activities
Proceeds from long-term borrowings	573,614	–
Repayments of long-term borrowings	(597,874)	–
Payment of debt issuance costs	(10,756)	–
Taxes paid related to the net share settlement of equity awards	(1,278)	–
Excess tax benefits from equity awards	731	–
Proceeds from exercise of stock options	–	309
Net cash (used in) provided by financing activities	(35,563)	309

Net (decrease) increase in cash and cash equivalents	(1,396)	11,414
Cash and cash equivalents at beginning of period	93,126	78,583
Cash and cash equivalents at end of period	$91,730	$89,997

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA reconciliations
	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011
	(unaudited)	(unaudited)	(unaudited)

Net income	$30,060	$4,844	$324,643
Interest expense	5,674	6,001	23,718
Depreciation and amortization	14,218	13,663	56,123
Income taxes provision	19,044	93	(237,677)
Non-cash impairment and other charges (1)	(204)	446	10,400
Non-cash share-based compensation expense (2)	2,439	2,000	8,646
Loss on extinguishment of debt	4,309	-	377
Transaction costs and credit facility fees	135	173	1,719
Other	127	264	527
Adjusted EBITDA	$75,802	$27,484	$188,476

(1) Includes losses on disposals of assets, non-cash trade name write-down, inventory write-off and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

Net income to Adjusted net income reconciliation
	Three Months Ended March 31,
	2012	2011
	(unaudited)	(unaudited)

Net income	$30,060	$4,844
Provision for income taxes	19,044	93
Income before provision for income taxes	49,104	4,937
Amortization of intangible assets	12,225	11,727
Amortization of deferred financing costs	506	502
Loss on extinguishment of debt	4,309	-
Adjusted net income before provision for income taxes	66,144	17,166
Cash income tax expense	(55)	(24)
Adjusted net income	$66,089	$17,142

Adjusted net income per common share - diluted:	$0.96	$0.25

Weighted average common shares outstanding - diluted:	68,637,927	67,344,349

Free cash flow reconciliations
	Three Months Ended March 31,
	2012	2011
	(unaudited)	(unaudited)

Net cash provided by operating activities	$38,584	$12,671
Expenditures for property and equipment	(2,138)	(1,569)
Free cash flow	$36,446	$11,102

	LTM March 31,
	2012
	(unaudited)

2011 net cash provided by operating activities, as reported	$169,712
Add: March 2012 net cash provided by operating activities, as reported	38,584
Less: March 2011 net cash provided by operating activities, as reported	(12,671)
LTM net cash provided by operating activities	195,625

2011 expenditures for property and equipment, as reported	(12,060)
Include: March 2012 expenditures for property and equipment, as reported	(2,138)
Exclude: March 2011 expenditures for property and equipment, as reported	1,569
LTM expenditures for property and equipment	(12,629)

Free cash flow	$182,996

Pro forma sales reconciliation	LTM March 31,
2012
(unaudited)

2011 net sales, as reported	$791,976
Add: March 2012 net sales, as reported	294,561
Less: March 2011 net sales, as reported	(123,981)
Pro forma Magnum net sales (April 1, 2011 - September 30, 2011)	75,884
Pro forma net sales	$1,038,440

Pro forma Adjusted EBITDA reconciliation	LTM March 31,
2012
(unaudited)

2011 Adjusted EBITDA, as reported	$188,476
Add: March 2012 Adjusted EBITDA, as reported	75,802
Less: March 2011 Adjusted EBITDA, as reported	(27,484)
Pro forma Magnum adjusted EBITDA (April 1, 2011 - September 30, 2011)	9,078
Pro forma adjusted EBITDA	$245,872

SOURCE: Generac Holdings Inc.

CONTACTS:
York A. Ragen
Chief Financial Officer
(262) 506-6064
InvestorRelations@generac.com

Michael W. Harris
Director – Finance and Investor Relations
(262) 544-4811 x2675
Michael.Harris@generac.com